Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 10960 Wilshire Boulevard, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 crocker.coulson@ccgir.com	Applied Imaging Corp. Terry Griffin, Chief Financial Officer 120 Baytech Drive, San Jose, CA 95134 (408) 719-6400 tgriffin@aicorp.com

FOR IMMEDIATE RELEASE:

Applied Imaging Announces Nasdaq SmallCap Market

Listing Deficiency

San Jose, CA, November 23, 2005 – Applied Imaging Corp. (“Applied Imaging”) (Nasdaq: AICX), the leading supplier of automated digital imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and pathology applications, today announced that it had received a notice from The Nasdaq Stock Market (“Nasdaq”) that the Company does not comply with Marketplace Rule 4310(c)(2)(B). Marketplace Rule 4310(c)(2)(B) requires the Company to have a minimum of $2.5 million in stockholders’ equity as of September 30, 2005 or $35.0 million market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As of September 30, 2005, the Company’s stockholders’ equity was $2,040,000.

The Nasdaq staff is reviewing the Company’s eligibility for continued listing on the Nasdaq SmallCap Market. To facilitate this review, on or before December 5, 2005, the Company must provide a plan including time horizon, to remedy the deficiency. The Company intends to submit its plan on or before December 5, 2005. If, after the conclusion of Nasdaq’s review of the Company’s plan to achieve and maintain compliance with Nasdaq’s listing requirements, Nasdaq believes the plan does not adequately address the deficiency issue, Nasdaq will notify the company that its securities will be delisted from Nasdaq. At that time, the Company may appeal Nasdaq’s decision to a Nasdaq Listing Qualification Panel.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and pathology applications. The Company develops, manufactures and markets a range of scanning and image analysis systems for both conventional (brightfield) and fluorescent microscopic analysis of cellular and tissue specimens. Products are sold to hospital laboratories, cancer centers, prenatal clinics and research institutions for both research and clinical purposes. The Company has installed over 4,000 of its systems in over 1000 laboratories in more than 60 countries around the world. Beyond its core business, through its wholly-owned subsidiary, CTC, Inc., the Company is also developing a system for the detection, quantification and characterization of tumor cells in the blood of cancer patients.

More information about Applied Imaging can be found at www.aicorp.com.

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